Exhibit 2.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of fully paid ordinary shares of Innovation Beverage Group Limited (“Ordinary Shares”) is a summary only. We encourage you to read our Constitution, which is incorporated by reference as an exhibit to our Annual Report on Form 20-F (“Constitution”). The “Company,” “we,” “us,” or “our” refer to Innovation Beverage Group and its consolidated subsidiaries.

We are an Australian public company limited by shares registered under the Corporations Act 2000 Cth (“Corporations Act”) by the Australian Securities and Investments Commission (“ASIC”). Our corporate affairs are principally governed by our Constitution, the common law applicable in Australia and the Corporations Act.

In general, our Constitution addresses similar matters to those typically addressed in a U.S. company’s charter documents. Notably, however, we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law.

Subject to restrictions on the issue of securities in our Constitution and the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia and the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Types and Class of Securities

Our outstanding share capital consists of only Ordinary Shares. As noted above, Ordinary Shares are of no par value.

The rights attaching to our Ordinary Shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred, deferred or other special rights, or special restrictions, whether with regard to dividend, voting, return of capital, participation in the property of the Company on a winding up or otherwise, as the directors think fit.. Subject to any approval which is required from our shareholders under the Corporations Act (see “Item 16G—Corporate Governance”), any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Subject to our Constitution, the Corporations Act, and the rules governing the listing of our securities on the Nasdaq Capital Market, our directors are entitled to issue shares in our capital, grant options over unissued shares, and settle the manner in which fractions of a share are to be dealt with. The directors may decide the persons to whom, and the terms on which, shares are issued or options are granted as well as the rights and restrictions that attach to those shares or options subject to our Constitution, the Corporations Act 2001 (Cth) and the rules governing the listing of our securities on the Nasdaq Capital Market.

Our Constitution provides that the directors may issue, allot or grant options in respect of, or otherwise dispose of, shares to such persons, for such price, on such conditions, at such times and with such preferred, deferred or other special rights or special restrictions, whether in relation to dividends, voting, return of capital, participation in the property of the Company on a winding up or otherwise.

Subject to the Corporations Act, any rights and restrictions attached to a class of shares, the Company may issue further shares on such terms and conditions as the shareholders resolve.

Currently, our outstanding share capital consists of only one class of ordinary shares.

Pre-emptive rights

Ordinary Shares and ordinary shareholders do not have pre-emptive rights.

Transfer

There are no inherent restrictions on the transfer of Ordinary Shares.

Dividend rights

Subject to the Corporations Act, the Company’s Board may from time to time determine to pay any interim, special or final dividends to shareholders, fix the amount of dividend, the record date for determining entitlements to, and for payment of, a dividend and the method of payment of a dividend.

Holders of our ordinary shares are entitled to receive such dividends as may be declared by the directors, subject to and in accordance with the Corporations Act. The directors may declare and pay such interim and final dividends as, in their judgment, the financial position of the Company justifies and may fix the time for payment. The directors when declaring a dividend may pay any dividend required to be paid under the terms of issue of a share.

Voting rights

Under our Constitution, and subject to any voting prohibitions imposed under the Corporations Act (which typically exclude parties from voting on resolutions in which they have an interest), holders of our ordinary shares are entitled to receive notice of and to be present to vote and participate at general meetings. Subject to the Constitution and to any rights or restrictions attached to any shares, at a general meeting, on a show of hands, every holder present has one vote; and on a poll, each holder present has (i) one vote for each fully paid share held and a fraction of a vote for each partly paid share held equivalent to the proportion to which the share is paid up. Voting may be in person or by proxy, attorney or representative.

No business may be transacted at any general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business. Three or more holders present personally or separately represented by proxy representative or attorney shall be a quorum for a general meeting.

Shareholders may vote in person or by proxy, attorney or proxy representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Under Australian law, an ordinary resolution is passed if a majority of the votes cast on the resolution (in person or by proxy) by members entitled to vote on the resolution are in favor of the resolution. Under Australian law, a special resolution is passed if at least 75% of the votes cast on the resolution (in person or by proxy) are in favor of the resolution.

Rights to share in our profits

Subject to any rights or restrictions attached to any shares or class of shares, the directors may capitalize and distribute among such of the shareholders as would be entitled to receive dividends and in the same proportions, any amount forming part of the undivided profits of the Company, representing profits arising from an ascertained accretion to capital or from a revaluation of the assets of the Company, arising from the realization of any assets of the Company or otherwise available for distribution as a dividend. The directors may resolve that all or any part of the capitalized amount is to be applied in paying up in full at a price determined by the resolution any unissued shares in or other securities of the Company or in paying up any amounts unpaid on shares or other securities held by the shareholders.

Surplus in the event of liquidation

Subject to this Constitution and to the rights or restrictions attached to any shares or class of shares if the Company is wound up and the property of the Company available for distribution among the shareholders is more than sufficient to pay all of the debts and liabilities of the Company and the costs, charges and expenses of the winding up, the excess must be divided among the shareholders in proportion to the shares held by them, irrespective of the amounts paid or credited as paid on the shares. If the Company is wound up, the liquidator may, with the sanction of a special resolution, divide among the shareholders the whole or any part of the property of the Company and determine how the division is to be carried out as between the shareholders or different classes of shareholders.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution and subject to the Corporations Act, any preference shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

No sinking fund provisions

There are no sinking fund provisions in our Constitution in relation to Ordinary Shares.

Variation or Cancellation of Share Rights

All or any of the rights or privileges attached to the class of share may be varied, whether or not the Company is being wound up, only with the consent in writing of the holders of three quarters of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class.

Directors May Make Calls

The directors may make any calls from time to time upon shareholders in respect of all monies unpaid on partly-paid shares (if any), subject to the terms upon which any of the partly-paid shares have been issued. Each shareholder is liable to pay the amount of each call in the manner, at the time, and at the place specified by the directors. Calls may be made payable by instalment. Failure to pay a call will result in interest becoming payable on the unpaid amount and ultimately, forfeiture of those shares. As of the date of this prospectus, all of our issued shares are fully paid.

General Meetings of Shareholders

The directors may, whenever they think fit, convene a general meeting. Subject to the Constitution and to the rights or restrictions attached to any shares or class of shares at least 28 days’ notice of a general meeting must be given to each person who is at the date of the notice a shareholder, a director or an auditor of the Company and the Securities Exchange. Section 249D of the Corporations Act also provides other mechanisms for the call of a meeting.

We must hold an annual general meeting within five months of the end of each fiscal year. Our end of fiscal year is currently 31 December each year. At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditor’s report and vote on matters, including the election of directors. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

Limitations on Rights to own Shares

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of shares in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company and by non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company. The Company is currently not classified as a foreign person or an Australian land corporation for the purposes of the FATA.

Whether prior approval of the Australian Federal Treasurer is required for an investor to be issued shares in the Company is an assessment which must be undertaken by each investor, as compliance with the FATA in those circumstances is the investor’s obligation. Separate and stricter rules apply for foreign government investors (defined by the FATA).

Generally, foreign government investors must seek prior FIRB approval where they acquire a direct interest in an entity or business. The term ‘direct interest’ has a very broad meaning under the Foreign Acquisitions and Takeovers Regulations 2015 and ranges from a 10% interest in an entity to an interest of any percentage in an entity which gives the foreign government investor the ability to influence or participate in the central management and control of the entity or business or determine its policy.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may take a number of actions including imposing civil or criminal penalties or ordering the divestiture of such person’s shares or interest in shares in the Company. The Australian Federal Treasurer may order divestiture pursuant to the FATA if he determines that the acquisition has resulted in that foreign person, either alone or together with other non-associated or associated foreign persons, controlling the Company and that such control is contrary to the national interest.

The above should be considered an overview only. The application of the FATA is complex and requires an assessment of the circumstances and nature of a particular investment. For example, varying rules exist for acquisitions in agricultural land or businesses deemed to be ‘sensitive businesses’.

As a public company under the Australian Corporations Act with more than 50 shareholders – the Australian Corporations Act (subject to certain exceptions) restricts the acquisition by any person (irrespective of jurisdiction) of a “relevant interest” in a “voting share” of the Company where, because of a transaction, that person or someone else’s percentage “voting power” in the Company increases above 20% of the total voting shares or, where the person’s voting power was already above 20% and below 90%, increases more than 3% in any six month period.

Provision affecting any change of control

Subject to our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our constitution does not contain any provisions preventing any change of control

Subject to the requirements of our Constitution, the Corporations Act, and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Innovation Beverage Group Limited are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power in Innovation Beverage Group Limited (when aggregated with their “associates”) increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

●	is the holder of the securities;

●	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

●	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

●	has entered or enters into an agreement with another person with respect to the securities;

●	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

●	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

●	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised; the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

●	when the acquisition results from the acceptance of an offer under a formal takeover bid;

●	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

●	when shareholders of Innovation Beverage Group Limited approve the takeover by resolution passed at general meeting;

●	an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Innovation Beverage Group Limited of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Innovation Beverage Group Limited more than three percentage points higher than they had six months before the acquisition;

●	when the acquisition results from the issue of securities under a rights issue;

●	when the acquisition results from the issue of securities under dividend reinvestment schemes;

●	when the acquisition results from the issue of securities under underwriting arrangements;

●	when the acquisition results from the issue of securities through operation of law;

●	an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;

●	an acquisition arising from an auction of forfeited shares conducted on-market; or

●	an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. ASIC and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Ownership threshold

There are no provisions in the Constitution that require a shareholder to disclose ownership above a certain threshold. Section 671B(1) of the Corporations Act provides that a person who obtains a “substantial holding” being five percent (5%) in a listed public company to disclose the interest to the company within two (2) days of acquiring the interest and serve a copy of the disclosure on the relevant market operator.

As a public company under the Australian Corporations Act with more than 50 shareholders – the Australian Corporations Act (subject to certain exceptions) restricts the acquisition by any person (irrespective of jurisdiction) of a “relevant interest” in a “voting share” of the Company where, because of a transaction, that person or someone else’s percentage “voting power” in the Company increases above 20% of the total voting shares or, where the person’s voting power was already above 20% and below 90%, increases more than 3% in any six month period.

Differences between the Law of Different Jurisdictions

See “Rights of the Shares” above. The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law.

Issues of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors), cancel shares that at the date of the passing of the resolution, have not been taken or agreed to be taken by any person or which have been forfeited and reduce the Company’s share capital by such amount, or buy back our ordinary shares in any manner permitted by the Corporations Act. The Company may, by resolution, reclassify or convert shares from one class to another. The Company may with members’ approval as required by the Act reduce its share capital.